EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

         We consent to the use of our report dated January 11, 2005, except as to Note 10 for which the date is November 8, 2005, on the financial statements of IceWEB, Inc. and Subsidiaries as of September 30, 2004 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year ended September 30, 2004 herein in the registration statement of IceWEB, Inc. on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus.

SHERB & CO., LLP
Boca Raton, Florida

November 10, 2005